                                                           EXHIBIT 99.4


                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT



OPTIONEE:  1~
NUMBER OF GRANITE SHARES:  2~
GRANT DATE:  3~
ORIGINAL EXERCISE PRICE:  $4~


                  OPTION ASSUMPTION AGREEMENT issued as of the 27th day of September 1996 by Cisco Systems, Inc., a California corporation ("Cisco").

                  WHEREAS, the undersigned Optionee is the holder of one or more outstanding options to purchase shares of the common stock of Granite Systems, Inc., a California corporation ("Granite"), which were granted to Optionee pursuant to the Granite Systems, Inc. 1995 Stock Option Plan (the "Option Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Granite and Optionee.

                  WHEREAS, Granite has this day been acquired by Cisco through merger of Granite with Cisco (the "Merger") pursuant to the Agreement and Plan of Merger dated September 27, 1996 (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Cisco to assume the obligations of Granite under the options outstanding under the Option Plan at the time of the Merger and to issue an agreement evidencing the assumption of each such option (the "Assumption Agreement").

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Rate") in effect for the Merger is 0.221992 shares of Cisco common stock ("Cisco Stock") for each outstanding share of Granite common stock ("Granite Stock").

                  WHEREAS, this Agreement is to be effective immediately upon the consummation of the Merger (the "Effective Time") and shall reflect certain adjustments to Optionee's outstanding options under the Option Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Granite Stock subject to the stock options held by Optionee under the Option Plan immediately prior to the Effective Time (the "Granite Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Granite under each of the Granite Options and hereby agrees to issue up to the number of shares of Cisco Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

                      GRANITE                                                           CISCO
                   STOCK OPTIONS                                                   ASSUMED OPTIONS
                   -------------                                                   ---------------
    # of Shares                                                        # of Shares                  Adjusted
   Common Stock                    Exercise                           Common Stock                  Exercise
      Granite                     Price/Share                             Cisco                    Price/Share
      -------                     -----------                             -----                    -----------
         2                            $4                                  6                            $7



                  2. The number of shares of Cisco Stock purchasable under each Granite Option hereby assumed and the exercise price payable thereunder reflect the Exchange Rate at which shares of Granite Stock were converted into shares of Cisco Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each assumed Granite Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Granite Stock subject to the Granite Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Granite Option immediately prior to the Merger.

                  3. The following provisions shall govern each Granite Option hereby assumed by Cisco:

                  - Unless the context otherwise requires, all references to the "Company" in each Option Agreement shall mean Cisco, all references to "Common Stock," "Optioned Stock" or "Shares" shall mean shares of Cisco Stock, all references to "Board" or "Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.

                  - The grant date and the expiration date of each assumed Granite Option and all other provisions which govern the termination of each such assumed Granite Option shall remain the same as set forth in the Option Agreement applicable to such option and shall accordingly govern and control the Optionee's rights under this Assumption Agreement to purchase Cisco Stock.


                                       2.

                  - Each assumed Granite Option shall vest in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no acceleration of vesting of the Granite Options shall be deemed to occur by reason of the Merger, and the vesting dates under each applicable Option Agreement shall remain the same.

                  - The adjusted exercise price payable for the Cisco Stock subject to each assumed Granite Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option and the provisions of the Option Plan incorporated by reference into that Option Agreement. For purposes of determining the applicable holding period for any shares of Cisco Stock delivered in payment of the exercise price of each assumed Granite Option, the period for which such shares were held as Granite Stock prior to the Merger shall be taken into account.

                  - In order to exercise each assumed Granite Option, the Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                    Cisco Systems, Inc.
                                    170 West Tasman Drive
                                    San Jose, CA 95134
                                    Attention: Option Plan Administrator

                  - For purposes of applying the termination of employment provisions of the Option Agreement, the Optionee shall be deemed to continue in employment and remain an employee for so long as the Optionee remains employed by Cisco or any present or future parent or subsidiary of Cisco, including (without limitation) Granite.

                  4. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.



                                       3.

                  IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 27th day of September, 1996.

                                     CISCO SYSTEMS, INC.

                                     By:

                                     Title:



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Granite Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Option Plan and such Stock Option Assumption Agreement.


                                             ----------------------------------
                                             1~, OPTIONEE



DATED:                  , 1996
      -----------------


                                       4.